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                                                                      EXHIBIT 30

                                    FORM OF
                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     AMENDMENT No. 2, dated as of July    , 1997, to the Rights Agreement, dated
as of November 25, 1992 (the "Rights Agreement"), between Exide Electronics Group, Inc., a Delaware corporation (the "Company"), and First Union National Bank of North Carolina, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW, THEREFORE, In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1.  The first parenthetical contained in the first sentence of Subsection
(a) of Section 6 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

     "(or, following a Triggering Event, Common Stock)"

     2.  The second parenthetical contained in the first sentence of Subsection
(a) of Section 7 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

     "(or Common Stock)"

     3.  The first parenthetical contained in the first sentence of Subsection
(c) of Section 7 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

     "(or Common Stock)"

     4. The last sentence of Subsection (c) of Section 7 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

     "In the event that the Company is obligated to issue other securities (including Common Stock) of the Company pursuant to Section 11(a) of hereof, the Company will make all arrangements necessary so that such securities are available for distribution by the Rights Agent, if and when appropriate."

     5. Subsection (a)(ii) of Section 11 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

     "(ii) Subject to Section 24 of the Agreement, in the event that any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is an acquisition of shares of Common Stock pursuant to a cash tender offer made pursuant to Section 14(d) of the Exchange Act for all outstanding shares of Common Stock (other than shares of Common Stock beneficially owned by the person making the offer or by its Affiliates or Associates) at a price and on terms determined by at least a majority of the Outside Directors prior to a Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of
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the Company, or any Person or entity organized, appointed or established by the
Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, becoming an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-hundredths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of Preferred Stock for which a Right was or would have been exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, whether or not such Right was then exercisable, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price per share of Common Stock (determined pursuant to Section 11(d) hereof) on the date of such first occurrence."

     6. Subsection (a)(iii) of Section 11 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

     "In the event that there shall not be sufficient Common Stock issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall take all such action as may be necessary to authorize additional Common Stock for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Stock, the Company shall substitute, for each share of Common Stock that would otherwise be issuable upon exercise of a Right, a number of shares of Preferred Stock or fraction thereof such that the current per share market price of one share of Preferred Stock multiplied by such number or fraction is equal to the current per share market price of one share of Common Stock as of the date of issuance of such shares of Preferred Stock or fraction thereof."

     7. Subsection (o) of Section 11 of the Rights Agreement is hereby amended by deleting the reference contained therein to "the Distribution Date" and replacing such reference with the phrase "any Person shall become an Acquiring Person."

     8. Section 23 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

          (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"); provided, however, that, if the Board of Directors authorizes redemption of the Rights in the following circumstance, then there must be Continuing Directors then in office and such authorization shall require the concurrence of a majority of such Continuing Directors: such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation effected in compliance with applicable law and regulations) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or, if a majority of the Board of Directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event unless, concurrently with such solicitation, such Person (or one or more of its Affiliates or Associates) is making a cash tender offer pursuant to a Schedule 14D-1 (or any successor form) filed with the Securities and Exchange Commission for all outstanding shares of Common Stock not beneficially owned by such Person (or by its Affiliates or Associates). The redemption of the Rights by the Board of

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     Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

          (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Stock prior to the Distribution Date.

     9. The following sentence shall be added at the end of Subsection (a) of
Section 24 of the Rights Agreement:

     "Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any Person or entity holding Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding."

     10. The following sentence shall be added at the end of Subsection (c) of
Section 24 of the Rights Agreement:

          "In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the issuance of such Preferred Shares or fraction thereof."

     11. Section 27 of the Rights Agreement is hereby amended by adding the following proviso at the end of the first sentence thereof:

          "; provided, further, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights."

     12. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

     13. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

     14. This Amendment to the Rights Agreement may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

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     15. Except as expressly set forth herein, this Amendment to the Rights
Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     16. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                          EXIDE ELECTRONICS GROUP, INC.

By:                                              By:
    Name:                                        Name:
    Title:                                       Title:

Attest:                                          FIRST UNION NATIONAL BANK OF
                                                 NORTH CAROLINA

By:                                              By:
    Name:                                        Name:
    Title:                                       Title:

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